Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the [Legacy Primo Water Corporation Equity Incentive Plan, Legacy Primo Water Corporation 2018 Equity Incentive Plan, Primo Brands Corporation Equity Incentive Plan, Employee Share Purchase Plan, and Restricted Stock Unit Award Agreement (Inducement Grant) dated January 2, 2024] of Primo Brands Corporation of our report dated August 8, 2024, with respect to the consolidated financial statements of Triton Water Parent, Inc.

/s/ Ernst & Young LLP

Hartford, CT

November 8, 2024